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Contact:	Dennis Sabourin Investor Relations Officer (732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN ANNOUNCES ESTIMATED FOURTH QUARTER AND FULL YEAR 2003 RESULTS AND PLANS TO REFINANCE SUBSTANTIALLY ALL OF ITS DEBT

January 20, 2004, Shrewsbury, NJ - Wellman, Inc. (NYSE: WLM) today announced its (1) Estimated Fourth Quarter and Full Year 2003 Financial Results, (2) Historical and Estimated 2003 Segment Performance and Adjusted EBITDA, (3) Financing Plans and (4) 2004 Earnings Guidance.

Estimated Fourth Quarter and Full Year 2003 Financial Results

Wellman announced that it expects net sales of approximately $1.1 billion, an operating loss of $148-$151 million, a net loss from continuing operations of $102-$105 million, and a net loss attributable to common stockholders from continuing operations of $112-$115 million, or $3.55-$3.64 per common share, in 2003. These results include fourth quarter pretax charges of approximately $150 million, consisting of a non-cash fixed asset impairment charge of approximately $140 million and a severance charge of approximately $10 million. The results also include a $4.2 million reduction in common stockholders earnings per share due to a non-cash beneficial conversion charge. Excluding the impact of these charges and other restructuring charges incurred in prior quarters in 2003, Wellman would have reported 2003 operating income of $1-$4 million, a net loss from continuing operations of $3-$6 million, and a net loss attributable to common stockholders from continuing operations of $9-$11 million, or $0.28-$0.35 per share. The $140 million impairment charge represents a reduction in the carrying value of Wellman's idle polyester staple fiber spinning and drawing assets at its Pearl River facility to their estimated fair value following the determination by the Board of Directors and management in December 2003 that these assets would not be used for fiber production in the future, and that a conversion of the related polymer line to solid stated PET resin production would be the most profitable use of the polymer assets. The approximately $10 million of severance charges relates to the Company's cost reduction program announced on November 4, 2003. The beneficial conversion charge of $4.2 million is a non-cash charge that reduces earnings attributable to common stockholders and was recorded in the fourth quarter when the Company's preferred stock became convertible to common stock because the Company did not meet a specified minimum level of cash earnings.

In the fourth quarter of 2003, Wellman expects net sales of $271-$275 million, an operating loss of $157-$160 million, a net loss from continuing operations of $103-$106 million, and a net loss attributable to common stockholders from continuing operations of $111-$113 million, or $3.51-$3.58 per share. These results include the impairment, severance and beneficial conversion charges discussed above. Excluding these charges, for the fourth quarter 2003 Wellman expects to report an operating loss of $7-$10 million, a net loss from continuing operations of $5-$7 million, and a net loss attributable to common stockholders from continuing operations of $9-$11 million, or $0.28-$0.35 per share. Based on these estimated 2003 results, Wellman would not have been in compliance with certain financial covenants contained in its financing agreements however, the Company has obtained all necessary waivers that extend through mid-February 2004. Wellman expects either to complete the new financing described below by mid-February or to obtain extensions of the existing waivers, although there is no certainty that either of these will occur.
($ in millions)	2003E	4Q 2003E
Sales	$1,104 - $1,109	$271 - $275
Cost of sales	1,027 - 1,030	273 - 266
Gross Profit	$77 - $79	$8 - $10
SG&A	78 - 79	20 - 21
Restructuring charge	152	150
Other expense (income)	(3)	(3)
Operating loss	($148) - ($151)	($157) - ($160)
Interest expense, net	10	4
Loss from continuing operations before tax	($158) - ($161)	($161) - ($164)
Income tax benefit	56	58
Loss from continuing operations	($102) - ($105)	($103) - ($106)
Discontinued Operations, net	0.1	0.0
Accretion and Beneficial Conversion Charge (BCF)	(10) - (11)	(7) - (8)
Net Earnings (Loss) Available for Common Stockholders	($112) - ($115)	($111) - ($113)
Earnings (Loss) Per Share	($3.55) - ($3.64)	($3.51)-($3.58)

Historical and Estimated 2003 Segment Performance and Adjusted EBITDA

The Company expects it will report the following 2003 Segment Performance and historical and 2003 Adjusted EBITDA.
Estimated 2003 Segment Performance ($ in millions)	Packaging Products Group	Fibers and Recycled Products Group	Total

Revenues	$629- $632	$475 - $477	$1,104 - $1,109
Operating profit (loss)	11 - 13	(161) - (164)	(148) - (151)
Depreciation and amortization from continuing operations	27	26	53

Historical and Estimated 2003 Adjusted EBITDA

Adjusted EBITDA is an important financial measurement for the Company because it is used in the Company's revolving credit agreement for calculating financial covenants. Adjusted EBITDA is calculated by adding income tax expense (benefit), interest expense, depreciation, amortization and certain other adjustments designated by the Board of Directors as unusual and included in net earnings (loss) from continuing operations. The following table reconciles Net Earnings from Continuing Operations to Adjusted EBITDA for fiscal years 2000, 2001, 2002 and 2003 and for the five quarters ending with the fourth quarter of 2003.

($ in millions)	2000	2001	2002	2003E
Net earnings/(loss) from continuing operations	$35	$13	$26	($102) - ($105)
Income tax expense (benefit)	14	4	9	(56)
Interest expense	18	18	10	10
Depreciation and amortization expense Cost of sales SG&A	50 12	49 12	52 4	44 9
Adjustments:
Restructuring charge (benefit) (1)	(1)	-	-	152
Transaction-related stock option expense (2)	-	-	-	1
Production outage losses (3)	-	4	-	-
Bad debt expense (4)	-	-	4	3
Litigation expenses (4)	-	4	5	6
Adjusted EBITDA	$128	$104	$110	$64 - $67

($ in millions)	4Q02	1Q03	2Q03	3Q03	4Q03E
Net earnings (loss) from continuing operations	$4	$6	$0	($5)	($103) - ($106)
Income tax expense (benefit)	1	3	-	(2)	(58)
Interest expense	3	2	2	2	4
Depreciation and amortization expense Cost of sales SG&A	13 1	11 1	12 1	12 3	11 2
Adjustments:
Restructuring charge (1)	-	1	-	-	150
Transaction-related stock option expense (2)	-	-	1	-	-
Bad debt expense (4)	4	-	-	3	-
Litigation expenses (4)	1	1	2	2	2
Adjusted EBITDA	$27	$25	$18	$15	$5 - $8
(1)	The impairment charge of $140 million relates to the FRPG. Approximately 90% of the severance charge relates to the FRPG and approximately 10% relates to the PPG.
(2)	Represents stock option expense resulting from vesting due to the private equity investment. 53% relates to the FRPG and 47% relates to the PPG.
(3)	Relates to PPG.
(4)	Relates to FRPG.

Wellman expects Adjusted EBITDA of $64-$67 million in 2003, compared to Adjusted EBITDA of $110 million in 2002, and expects Q4 2003 Adjusted EBITDA of $5-$8 million, compared to $15 million of Adjusted EBITDA in the prior quarter and $27 million of Adjusted EBITDA in the fourth quarter of last year. The decline in Adjusted EBITDA in the fourth quarter of 2003 was mainly the result of weaker operating performance in PET resins. Tom Duff, Wellman's Chairman and Chief Executive Officer, stated, "As we discussed last quarter, NAFTA PET resin market conditions in the second half of 2003 were very competitive; margins in our PET resin business were at all time lows during the seasonally-weak fourth quarter. These market conditions resulted from the significant mid-year PET resin capacity increases combined with an unexpected drop in demand related to the poor summer weather in the Eastern United States and an associated reduction in customers' inventory levels. Normal fourth quarter seasonal weakness -- related to winter buying patterns of our North American beverage packaging customers, the resulting lower-margin exports, and pricing pressure associated with annual contract negotiations -- was aggravated by the weak market environment."

Financing Plans

Wellman has engaged Deutsche Bank Securities Inc. and JP Morgan Securities, Inc. to arrange a $600 million financing that includes a $175 million revolving credit facility and a $425 million term loan facility to replace the Company's current credit facilities. Keith R. Phillips, Wellman's Chief Financial Officer, commented, "We are pursuing this new financing because it would simplify our capital structure and provide Wellman with significant financial flexibility, by extending substantially all of our maturities through at least 2009 and, we believe, provide the Company with the liquidity to finance our business plan for the next five years, including the conversion of our idle Pearl River polymer assets to 300 million pounds of low cost PET resin production by early 2006."

If the new financing is completed as planned, Wellman expects its assets and debt to increase. In addition to refinancing its revolving credit facility, private placement notes, and financial instruments, the proposed financing would also repay the following contractual obligations with the following termination payments as of December 31, 2003: a sale and leaseback entered in 1999 - $150 million; an accounts receivable securitization program - $28 million; and prepayment of a raw material contract - $87 million. Terminating these contractual obligations with funds available from the financing will increase total assets since Wellman will reacquire the PET resin equipment sold under the sale and leaseback, reacquire accounts receivable sold under the receivables securitization program and create an intangible asset resulting from the prepayment of a PTA raw material contract. If the new financing had closed on December 31, 2003, outstanding debt would have been $478 million and total assets would have been approximately $1.2 billion, after acquiring assets of $265 million with the refinancing proceeds and reducing assets by $140 million as a result of the impairment charge described above.

Refinancing the contractual obligations would result in increased Adjusted EBITDA since the Company would no longer have certain cash operating expenses associated with these obligations. The chart below provides details of the cash charges related to the contractual obligations that historically reduced operating income. In general these costs occur ratably during the year.
($ in millions)	2000	2001	2002	2003E
Raw material contract -- FRPG	$6.7	$5.8	$5.5	$5.0
Raw material contract -- PPG	12.1	13.0	13.4	14.5
Minimum raw material contract payments	$18.8	$18.8	$18.9	$19.5
Discount on sale of accounts receivable	$5.1	$2.9	$1.3	$2.7
Gross rent expense on sale and leaseback	$10.5	$8.3	$8.7	$9.7

Wellman expects the increase in cash operating income associated with the proposed refinancing that is reflected in the table above to be partially offset by increased interest expense related to the additional debt. The Company also expects future depreciation and amortization expense to increase as a result of acquiring the assets described in the preceding paragraph. Specifically, Wellman will amortize the prepayment of the raw material contract over the remaining five-year life of the contract and will depreciate the reacquired PET resin equipment over its remaining expected useful life of 20 years.

2004 Earnings Guidance

The Company expects its Adjusted EBITDA to increase in 2004 compared to 2003 (separate from the improvement in Adjusted EBITDA that would result from the proposed refinancing) because it expects to reduce spending by $27 million compared to 2003 levels as a result of its cost reduction programs. Wellman also expects PET resin volumes to increase and PET resin margins to improve from levels in the second half of 2003. The Company will have increased Adjusted EBITDA as a result of the new financing, should it be completed; however, the additional depreciation, amortization and interest expense previously discussed will exceed the improvement in Adjusted EBITDA and negatively impact net income from continuing operations.

The Company expects improvement in Adjusted EBITDA from the fourth quarter 2003 to the first quarter 2004. Adjusted EBITDA is expected to improve during this period because of the cost reduction programs, improved PET resin margins and normal seasonal improvement in the PET resins business. Wellman expects that its cost reduction programs will result in $4 million more cost savings in the first quarter of 2004 than in the fourth quarter of 2003. There is an announced PET resin price increase of $0.03 per pound effective January 1st. While Wellman expects the price increase to be successful, there is no certainty that it will be sustained and its impact on profitability may be more than offset by increases in raw material costs.

The Company implemented two cost reduction programs in the second half of 2003; the first program was announced and implemented in July 2003, and the second was announced in November 2003 and largely implemented in the fourth quarter. Approximately 70% of the total headcount reduction of 400 individuals had been implemented by the end of 2003. The Company expects these programs to reduce costs by approximately $27 million in 2004 compared to 2003 levels, with an additional $6 million to $11 million of cost reductions realized from these programs in 2005. The total reduction in costs from these programs by 2005 is expected to be $41 million to $46 million compared to cost levels in 2002. The severance costs associated with the headcount reductions are approximately $10 million, of which approximately $4 million was paid in 2003, with the balance expected to be paid in 2004. Commenting on Wellman's cost reduction initiatives, Mr. Duff, said, "Wellman is fully committed to achieving its cost reduction initiatives in order to restore profitability to acceptable levels. As such, we are pleased to report that we are ahead of schedule in achieving the results of the cost reduction program announced in November 2003."

Wellman expects that PET resin demand will increase faster than supply over the next couple of years, leading to improved capacity utilization in the North American PET resin market, and improved profitability. The Company has significant operating leverage; each penny increase or decrease in the raw material margin for our US PET resin business changes operating income and cash flow by approximately $11 million.

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world's largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Non-GAAP financial measures

This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA as defined in the Company's Revolving Credit Agreement is an important measure used by investors and financial institutions to evaluate the Company's performance. Adjusted EBITDA is calculated by adding income tax expense (benefit), interest expense, depreciation, amortization and certain other adjustments designated by the Board of Directors as unusual and included in net earnings (loss) from continuing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for PET resins and polyester fiber; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K/A for the year ended December 31, 2002.

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